Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Pareteum Corporation (the “Company”) of our reports dated November 7, 2018, June 28, 2018, October 20, 2017 and November 3, 2016 relating to the consolidated financial statements of Artilium plc (which expresses an unqualified opinion), appearing in the Company’s Amendment No. 2 to the Registration Statement on Form S-4 filed with the SEC on January 11, 2019.

We also consent to the reference to our firm under the caption “Experts” in the prospectus, which is part of the Registration Statement.

PKF Littlejohn LLP London, England
January 11, 2019